UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2009

Bottling Group, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-80361-01	13-4042452
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Pepsi Way, Somers, New York		10589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 767-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2009, PepsiCo Holdings LLC, a subsidiary of Bottling Group, LLC ("PCH"), and Frito Lay Manufacturing LLC, a subsidiary of PepsiCo, Inc. ("FLM"), entered into an agreement relating to the sale and distribution of certain Frito-Lay snack products in the Russian Federation (the "Distribution Agreement"). The Distribution Agreement is effective as of January 1, 2009, and replaces a similar agreement between PCH and FLM, which expired on December 31, 2008.

Under the Distribution Agreement, FLM has granted PCH the right to sell and distribute snack food products under the "Lays", "Lays Max", "Cheetos" and "Hrusteam" trademarks in the Russian Federation. The Distribution Agreement, which is governed by Russian law, has a term of five years. Notwithstanding this term, the Distribution Agreement shall automatically terminate six months after the termination of PR Beverages Limited, the Russian joint venture between The Pepsi Bottling Group and PepsiCo, or the termination of any master bottling appointment that PepsiCo has issued to PR Beverages Limited.

Pursuant to the Distribution Agreement, each year by October 31st, the parties shall discuss and agree to a business forecast and a price list for products to be sold by FLM to PCH in the following year. Under the Distribution Agreement, FLM shall determine and bear all costs related to marketing and trade support, and PCH must ensure that it maintains a sufficient sales force to permit PCH to achieve the sales volume plan determined by FLM consistent with the agreed-to annual forecast. PCH is also required to maintain adequate warehouse capacity throughout the Russian Federation to support the anticipated volume of products to be sold.

The above description of the Distribution Agreement is qualified in its entirety by reference to the Distribution Agreement which will be attached as an exhibit to Bottling Group, LLC's Annual Report on Form 10-K for the fiscal year ended December 27, 2008, which will be filed in February 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bottling Group, LLC

January 22, 2009	By:	/s/ David Yawman

Name: David Yawman
Title: Managing Director-Delegatee